Exhibit 99

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET El Dorado, AR 71730 NYSE: DEL

FOR RELEASE October 27, 2004	CONTACT:	Matthew Hegi Investor Relations (870) 881-6481	Clefton D. Vaughan Public Relations (870) 881-6407

Deltic Announces Third Quarter 2004 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2004 totaled $4.2 million, $.34 a share, a $3.8 million increase when compared to $.4 million, $.03 a share, a year ago. Operating income for the current period was $7.6 million, a $4.2 million increase from the third quarter of 2003. The increase in net income was due primarily to the continued improvements in financial results of the Company’s Mills segment and Del-Tin Fiber, combined with undeveloped real estate sales activity. Net cash provided by operating activities was $17.3 million for the third quarter of 2004, a $10.3 million increase when compared to a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The results of the third quarter of 2004 mark the fourth consecutive quarter of all three of our operating segments reporting positive financial results with our Mills Segment reporting a $4.8 million improvement in its financial performance from the third quarter of 2003. Also, the continuing trend of profitability for the Company’s core operations allows Deltic to selectively capitalize on opportune commercial or undeveloped real estate sales. This was the case during the third quarter with our Real Estate segment completing a sale of 94 acres of undeveloped real estate property, resulting in a pretax gain of $1.7 million. In addition, the positive momentum of Del-Tin Fiber’s operations, noted throughout the first six months of 2004, continued, resulting in the joint-venture’s second successive profitable quarter. Equally notable during the third quarter was Deltic’s receipt of its first-ever cash distribution from Del-Tin Fiber. Through our efficient utilization of the cash flows generated by the Company, Deltic’s long-term debt has been lowered by $23 million since the beginning of 2004, with $10 million of that reduction occurring in the third quarter. As we approach the end of the year, our focus will remain on the growth of Deltic’s core forest products operations, along with continued efficient utilization of the Company’s cash flows .”

The Woodlands segment earned $5 million in the third quarter of 2004, a slight decrease when compared to $5.2 million for the same period of 2003. The Company’s pine sawtimber harvest increased from 145,703 tons in the prior-year quarter to 150,415 in 2004’s third quarter. Average pine sawtimber price was $43 per ton for the current quarter versus $42 per ton a year ago. Sales of timberland during the third quarter of 2004 totaled 40 acres at a gain of $.1 million, compared to sales of 881 acres of timberland at a $1.1 million gain for the corresponding quarter of 2003.

Deltic’s Mills segment earned $3.8 million in the third quarter of 2004, compared to a loss of $1 million in the corresponding quarter of 2003. Finished lumber sales price increased 21 percent, or $68 per thousand board feet, to $389, and lumber sales volume of 63.8 million board feet increased 10.3 million board feet when compared to 2003’s third quarter.

The Company’s Real Estate segment earned $3.1 million in the third quarter of 2004, which is an increase of $2.1 million when compared to $1 million for the same quarter of 2003. Results for the 2004 period included a sale of 94 acres of undeveloped property averaging $27,700 per acre, while no undeveloped acreage was sold in the third quarter of 2003. Residential lot sales increased from 65 lots to 108, while the average lot price decreased by $8,000, due to sales mix, to $64,600 per lot.

Corporate operating expense was $3.8 million for 2004’s third quarter, which is an increase of $2.1 million when compared to $1.7 million for the corresponding quarter of 2003. The increase was primarily the result of higher general and administrative expenses, which included increased professional fees, incentive plan expenses, and non-cash charges related to the Company’s retirement plan.

Deltic’s equity in Del-Tin Fiber was income of $.5 million for the third quarter of 2004, an improvement of $2.1 million from a loss of $1.6 million for the prior-year quarter. Net cash advances required by the 50 percent-owned medium density fiberboard joint venture of $.8 million thus far in 2004 compares to $7.2 million for the same period of 2003.

Interest expense decreased $.1 million to $1.5 million due to lower outstanding long-term debt. Income tax expense increased $2.4 million, to $2.6 million, due to the increased pretax income.

Capital expenditures were $6.1 million for 2004’s third quarter and $16.5 million for the nine months ended September 30, 2004. Included in 2004’s year-to-date amount was the purchase of 4,156 acres of timberland for $5.1 million acquired primarily via tax-deferred exchanges using proceeds from the Company’s prior sales of higher and better use lands. For the corresponding periods of 2003, capital expenditures totaled $4.6 million and $20.8 million, respectively.

For the first nine months of 2004, net income totaled $8.2 million, $.68 a share. Financial results for the nine months ended September 30, 2003, were net income of $4.0 million, $.33 a share. Net cash provided by operating activities was $34.2 million for the 2004 period compared to $26.5 million a year ago.

Pine sawtimber harvest level for the nine months ended September 30, 2004, was 452,619 tons, a slight increase when compared to 446,803 tons during the same period of 2003. Average pine sawtimber price of $40 was unchanged when compared to the prior-year period. Timberland sales of 757 acres at an average sales price of $1,200 per acre compares to sales of 3,164 acres for $1,100 per acre a year ago. Finished lumber average sales price increased $66, or 22 percent, from $303 per thousand board feet to $369. Lumber sales increased 6.2 million board feet to 174.6 million. During the first nine months of 2004, approximately 2 acres of commercial real estate property were sold for $152,200 per acre compared to 53 acres at an average price of $185,300 for the prior-year period. Residential lot sales for the nine months ending September 30, totaled 190 lots at an average price of $65,800, which compares to 135 lots for $73,100 for the corresponding period of 2003. Sales of undeveloped real estate property during the first nine months of 2004 were 94 acres at an average price of $27,700, with no undeveloped real estate sales in 2003.

Regarding the outlook for the fourth quarter and for 2004, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 110,000 to 125,000 tons and 560,000 to 575,000 tons, respectively. Sales of timberland identified to have a higher and better use or to be non-strategic are anticipated to be approximately 1,000 acres for the year. Finished lumber production and sales are estimated at 60 to 70 million board feet for the fourth quarter and 235 to 245 million for the year. Residential lot sales are projected at 70 to 90 lots and 260 to 280 lots for the fourth quarter and year of 2004, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 28, 2004, at 2:00 p.m. Central Time to discuss third quarter 2004 earnings. Interested parties may participate in the call by dialing 1-800-946-0705. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, November 4, by dialing 1-888-203-1112 and referencing replay passcode identification number 886323.

Summary financial data and operating statistics for the third quarter of 2004 with comparisons to 2003 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$8.4	5.0	9.0	5.2
Mills	28.9	3.8	19.6	(1.0)
Real Estate	11.2	3.1	6.4	1.0
Corporate	0.0	(3.8)	0.0	(1.7)
Eliminations	(5.2)	(0.5)	(4.3)	(0.1)

Total net sales/operating income	$43.3	7.6	30.7	3.4

	Nine Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2003
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$23.8	14.9	25.5	15.2
Mills	75.0	7.0	59.3	(4.9)
Real Estate	20.2	4.4	23.9	9.5
Corporate	0.0	(9.1)	0.0	(5.0)
Eliminations	(13.9)	0.1	(10.6)	0.2

Total net sales/operating income	$105.1	17.3	98.1	15.0

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$43,255	30,730	105,063	98,119

Costs and expenses
Cost of sales	28,762	22,324	69,524	67,337
Depreciation, amortization, and cost of fee timber harvested	2,784	3,126	8,387	10,125
General and administrative expenses	4,083	1,862	9,853	5,686

Total costs and expenses	35,629	27,312	87,764	83,148

Operating income	7,626	3,418	17,299	14,971

Equity in Del-Tin Fiber	424	(1,598)	450	(3,990)
Interest income	203	306	321	350
Interest and other debt expense	(1,486)	(1,599)	(4,586)	(5,145)
Other income/(expense)	(3)	61	(8)	162

Income/(loss) before income taxes	6,764	588	13,476	6,348
Income taxes	(2,582)	(254)	(5,269)	(2,383)

Net income/(loss)	$4,182	334	8,207	3,965

Earnings per common share
Basic	$0.34	0.03	0.68	0.33
Assuming dilution	$0.34	0.03	0.67	0.33

Dividends per common share	$0.0625	0.0625	0.1875	0.1875

Average common shares outstanding (thousands)	12,146	11,919	12,096	11,909

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited)
	Sep. 30, 2004	Dec. 31, 2003

Working capital	$7,514	7,134
Total assets	314,803	314,310
Long-term debt	92,032	115,056
Stockholders’ equity	181,655	170,234

OTHER DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Capital expenditures - thousands of dollars
Woodlands	$576	585	6,595	11,813
Mills	1,514	1,344	2,888	2,499
Real Estate	4,001	2,669	6,879	6,326
Corporate	10	33	158	189

Total	$6,101	4,631	16,520	20,827

Net cash provided by operating activities	$17,308	7,041	34,237	26,540

Woodlands
Pine sawtimber harvested from fee lands - tons	150,415	145,703	452,619	446,803
Pine sawtimber price - per ton	$43	42	40	40

Timberland sales - acres	40.00	881.36	756.64	3,164.38
Timberland sales price - per acre	$2,500	1,500	1,200	1,100
Mills
Finished lumber sales - thousands of board feet	63,782	53,449	174,571	168,408
Finished lumber price - per thousand board feet	$389	321	369	303

Real Estate
Residential
Lots sold	108	65	190	135
Average sales price - per lot	$64,600	72,600	65,800	73,100
Commercial
Acres sold	—	0.67	2.03	52.62
Average sales price - per acre	$—	259,800	152,200	185,300